Exhibit 99.1

EQUINIX REPORTS FIRST QUARTER 2022 RESULTS

Delivers Best Net Bookings Performance in Company History

REDWOOD CITY, Calif., April 27, 2022 /PRNewswire/ --

  Quarterly revenues increased 9% over the same quarter last year to $1.7 billion, or 10% on a normalized and constant currency basis, representing the company's 77th consecutive quarter of revenue growth
  More than 4,200 deals executed in the quarter across more than 3,100 customers
  Strong quarter for Equinix Metal® and Network Edge digital services offerings
  Global platform expansion continued with 43 projects underway across 29 metros in 20 countries, including new projects in the Atlanta, Mumbai, Sydney, Tokyo and Washington, D.C. metros

Equinix, Inc. (Nasdaq: EQIX), the world's digital infrastructure companyTM, today reported results for the quarter ended March 31, 2022. Equinix uses certain non-GAAP financial measures, which are described further below and reconciled to the most comparable GAAP financial measures after the presentation of our GAAP financial statements. All per share results are presented on a fully diluted basis.

First Quarter 2022 Results Summary

  Revenues
    $1.7 billion, a 2% increase over the previous quarter
    Includes a negative $2 million foreign currency impact when compared to prior guidance rates
  Operating Income
    $267 million, a 7% increase over the previous quarter and an operating margin of 15%
  Adjusted EBITDA
    $800 million, a 46% adjusted EBITDA margin
    Includes a negative $1 million foreign currency impact when compared to prior guidance rates
    Includes $5 million of integration costs
  Net Income and Net Income per Share attributable to Equinix
    $147 million, a 20% increase over the previous quarter, primarily due to strong operating performance
    $1.62 per share, a 19% increase over the previous quarter
  AFFO and AFFO per Share
    $653 million, a 16% increase over the previous quarter, primarily due to strong operating performance and seasonally lower recurring capital expenditures
    $7.16 per share, a 15% increase over the previous quarter
    Includes $5 million of integration costs

2022 Annual Guidance Summary

  Revenues
    $7.291 - $7.341 billion, an increase of 10 - 11% over the previous year, or a normalized and constant currency increase of ~10%
    An increase of $89 million compared to prior guidance, including a negative $3 million foreign currency impact when compared to prior guidance rates
  Adjusted EBITDA
    $3.344 - $3.374 billion, a 46% adjusted EBITDA margin
    An increase of $42 million excluding integration costs compared to prior guidance, including a positive $2 million foreign currency benefit when compared to prior guidance rates
    Assumes $25 million of integration costs
  AFFO and AFFO per Share
    $2.650 - $2.680 billion, an increase of 8 - 9% over the previous year, or a normalized and constant currency increase of 8 - 10%
    A net increase of $9 million excluding integration costs compared to prior guidance with $22 million derived from strong operating performance and a net $9 million attributed to the MainOne Cable Company Ltd. ("MainOne") acquisition, partially offset by $22 million of incremental debt financing costs
    $28.93 - $29.26 per share, an increase of 7 - 8% over the previous year on both an as-reported and a normalized and constant currency basis
    Assumes $25 million of integration costs

Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income (loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant.

Equinix Quote

Charles Meyers, President and CEO, Equinix:

"We had a great start to 2022. While there are a number of macroeconomic factors we continue to proactively manage, the business continues to perform exceptionally well. Underlying demand for digital infrastructure continues to rise as enterprises in diverse sectors across the globe prioritize digital transformation and service providers continue to innovate, distribute and scale their infrastructure globally in response to that demand."

Business Highlights

  Equinix continued to expand its global platform, which currently includes more than 240 data centers across 69 metros in 30 countries. As of Q1, 89% of revenues are generated from customers deployed in more than one metro, demonstrating the strategic value of Equinix's global footprint. Specific initiatives included:
    In March, Equinix announced its planned expansion into Chile through the intended acquisition of multiple data centers from Empresa Nacional De Telecomunicaciones S.A. ("Entel"), a leading Chilean telecommunications provider. The transaction is expected to solidify Equinix's leadership as the top regional provider of digital infrastructure.
    In April, Equinix formally entered the African continent with the acquisition of MainOne, a data center and connectivity solutions provider in West Africa, with operations in Nigeria, Ghana and Ivory Coast. This acquisition represents the first step in Equinix's long-term strategy to extend its global carrier-neutral digital infrastructure platform to Africa.
    Equinix continued the expansion of its xScaleTM program with the completion of its Australian joint venture with PGIM in March, which is expected to provide more than 55 megawatts of capacity in the Sydney market when fully built out. In April, Equinix completed its South Korean joint venture with GIC, which is expected to provide more than 45 megawatts of capacity to the Seoul market.
  The Equinix digital services portfolio had a strong quarter with the most net customer adds for Equinix Metal since its launch. Similarly, Equinix FabricTM added the most quarterly virtual connections ever. At the same time, customers continued to consume Equinix's data center and colocation services with the addition of an incremental 8,900 total interconnections in the quarter, bringing the total interconnections on Equinix's platform to 428,200.
  Equinix continued to make advances in meeting its environmental sustainability commitments, including its goal of climate-neutral operations by 2030:
    In January, Equinix announced the opening of its first Co-Innovation Facility (CIF), located in its DC15 International Business ExchangeTM (IBX®) data center at the Equinix Ashburn Campus in the Washington, D.C. area. A component of Equinix's Data Center of the Future initiative, the CIF is a new capability that enables partners to work with Equinix on trialing and developing sustainable data center innovations including fuel cell and liquid cooling technologies.
    In April, Equinix completed its fourth green bond offering to help advance its commitment to sustainability leadership. With the latest offering, Equinix has issued approximately $4.9 billion of green bonds, currently making it the fourth largest global issuer in the investment grade green bond market.
    Equinix continued to develop IBX data centers with sustainable features, including a heat recovery technology project at the PA10 IBX in Paris to recover energy from customer equipment and transfer it to the urban heating network. Equinix also recently opened its MU4 IBX in Munich, which has a green façade and partially planted roof that acts as additional natural insulation and cooling, and allows the building to blend into the cityscape.
  Key leadership appointments included the internal promotion of three Equinix leaders: Jon Lin to EVP & General Manager, Data Center Services; Nicole Collins to Chief Transformation Officer; and Tara Risser to President, Americas.

Business Outlook

For the second quarter of 2022, the Company expects revenues to range between $1.809 and $1.829 billion, a 4 - 5% increase over the prior quarter, or 3 - 4% on a normalized and constant currency basis. This guidance includes a positive $8 million foreign currency benefit when compared to the average FX rates in Q1 2022. Adjusted EBITDA is expected to range between $828 and $848 million. Adjusted EBITDA includes a positive $4 million foreign currency benefit when compared to the average FX rates in Q1 2022 and $7 million of integration costs from acquisitions. Recurring capital expenditures are expected to range between $33 and $43 million.

For the full year of 2022, total revenues are expected to range between $7.291 and $7.341 billion, a 10 - 11% increase over the previous year, or a normalized and constant currency increase of approximately 10%. This updated increase in full-year guidance of $89 million includes $42 million of better-than-expected business performance, $50 million from the MainOne acquisition and a negative $3 million foreign currency impact when compared to the prior guidance rates. Adjusted EBITDA is expected to range between $3.344 and $3.374 billion, an adjusted EBITDA margin of 46%. This updated increase in full-year guidance of $42 million, excluding integration costs, includes $20 million of better-than-expected business performance, $20 million from the MainOne acquisition and a positive $2 million foreign currency benefit when compared to the prior guidance rates. For the year, the Company now expects to incur $25 million in integration costs related to acquisitions. AFFO is expected to range between $2.650 and $2.680 billion, an increase of 8 - 9% over the previous year, or a normalized and constant currency increase of 8 - 10%. This updated AFFO guidance of $9 million, excluding integration costs, includes $22 million of better-than-expected business performance and $9 million from the MainOne acquisition, partially offset by $22 million of incremental debt financing costs. AFFO per share is expected to range between $28.93 and $29.26, an increase of 7- 8% over the previous year, on both an as-reported and normalized and constant currency basis. Total capital expenditures are expected to range between $2.265 and $2.515 billion. Non-recurring capital expenditures, including xScale-related capital expenditures, are expected to range between $2.097 and $2.337 billion, and recurring capital expenditures are expected to range between $168 and $178 million. xScale-related on-balance sheet capital expenditures are expected to range between $37 and $87 million, which we anticipate will be reimbursed to Equinix from both the current and future xScale JVs.

The U.S. dollar exchange rates used for 2022 guidance, taking into consideration the impact of our current foreign currency hedges, have been updated to $1.15 to the Euro, $1.32 to the Pound, S$1.36 to the U.S. dollar, ¥122 to the U.S. dollar, and R$4.74 to the U.S. dollar. The Q1 2022 global revenue breakdown by currency for the Euro, British Pound, Singapore Dollar, Japanese Yen and Brazilian Real is 19%, 9%, 8%, 6% and 3%, respectively.

The adjusted EBITDA guidance is based on the revenue guidance less our expectations of cash cost of revenues and cash operating expenses. The AFFO guidance is based on the adjusted EBITDA guidance less our expectations of net interest expense, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, income tax expense, an income tax expense adjustment, recurring capital expenditures, other income (expense), (gains) losses on disposition of real estate property, and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items.

Q1 2022 Results Conference Call and Replay Information

Equinix will discuss its quarterly results for the period ended March 31, 2022, along with its future outlook, in its quarterly conference call on Wednesday, April 27, 2022, at 5:30 p.m. ET (2:30 p.m. PT). A simultaneous live webcast of the call will be available on the company's Investor Relations website at www.equinix.com/investors. To hear the conference call live, please dial 1-517-308-9482 (domestic and international) and reference the passcode EQIX.

A replay of the call will be available one hour after the call through Wednesday, July 27, 2022, by dialing 1-866-357-4208 and referencing the passcode 2022. In addition, the webcast will be available at www.equinix.com/investors (no password required).

Investor Presentation and Supplemental Financial Information

Equinix has made available on its website a presentation designed to accompany the discussion of Equinix's results and future outlook, along with certain supplemental financial information and other data. Interested parties may access this information through the Equinix Investor Relations website at www.equinix.com/investors.

Additional Resources

  Equinix Investor Relations Resources

About Equinix

Equinix (Nasdaq: EQIX) is the world's digital infrastructure company, enabling digital leaders to harness a trusted platform to bring together and interconnect the foundational infrastructure that powers their success. Equinix enables today's businesses to access all the right places, partners and possibilities they need to accelerate advantage. With Equinix, they can scale with agility, speed the launch of digital services, deliver world-class experiences and multiply their value.

Non-GAAP Financial Measures

Equinix provides all information required in accordance with generally accepted accounting principles ("GAAP"), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non-GAAP financial measures to evaluate its operations.

Equinix provides normalized and constant currency growth rates, which are calculated to adjust for acquisitions, dispositions, integration costs, changes in accounting principles and foreign currency.

Equinix presents adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA represents income from operations excluding depreciation, amortization, accretion, stock-based compensation expense, restructuring charges, impairment charges, transaction costs and gain or loss on asset sales.

In presenting non-GAAP financial measures, such as adjusted EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), adjusted EBITDA margins, free cash flow and adjusted free cash flow, Equinix excludes certain items that it believes are not good indicators of Equinix's current or future operating performance. These items are depreciation, amortization, accretion of asset retirement obligations and accrued restructuring charges, stock-based compensation, restructuring charges, impairment charges, transaction costs and gain or loss on asset sales. Equinix excludes these items in order for its lenders, investors and the industry analysts who review and report on Equinix to better evaluate Equinix's operating performance and cash spending levels relative to its industry sector and competitors.

Equinix excludes depreciation expense as these charges primarily relate to the initial construction costs of a data center, and do not reflect its current or future cash spending levels to support its business. Its data centers are long-lived assets, and have an economic life greater than 10 years. The construction costs of a data center do not recur with respect to such data center, although Equinix may incur initial construction costs in future periods with respect to additional data centers, and future capital expenditures remain minor relative to the initial investment. This is a trend it expects to continue. In addition, depreciation is also based on the estimated useful lives of the data centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our data centers and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.

In addition, in presenting the non-GAAP financial measures, Equinix also excludes amortization expense related to acquired intangible assets. Amortization expense is significantly affected by the timing and magnitude of acquisitions, and these charges may vary in amount from period to period. We exclude amortization expense to facilitate a more meaningful evaluation of our current operating performance and comparisons to our prior periods. Equinix excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charges, as these expenses represent costs which Equinix also believes are not meaningful in evaluating Equinix's current operations. Equinix excludes stock-based compensation expense, as it can vary significantly from period to period based on share price and the timing, size and nature of equity awards. As such, Equinix and many investors and analysts exclude stock-based compensation expense to compare its operating results with those of other companies. Equinix excludes restructuring charges from its non-GAAP financial measures. The restructuring charges relate to Equinix's decision to exit leases for excess space adjacent to several of its IBX data centers, which it did not intend to build out, or its decision to reverse such restructuring charges. Equinix also excludes impairment charges generally related to certain long-lived assets. The impairment charges are related to expense recognized whenever events or changes in circumstances indicate that the carrying amount of assets are not recoverable. Equinix also excludes gain or loss on asset sales as it represents profit or loss that is not meaningful in evaluating the current or future operating performance. Finally, Equinix excludes transaction costs from its non-GAAP financial measures to allow more comparable comparisons of the financial results to the historical operations. The transaction costs relate to costs Equinix incurs in connection with business combinations and formation of joint ventures, including advisory, legal, accounting, valuation and other professional or consulting fees. Such charges generally are not relevant to assessing the long-term performance of Equinix. In addition, the frequency and amount of such charges vary significantly based on the size and timing of the transactions. Management believes items such as restructuring charges, impairment charges, transaction costs and gain or loss on asset sales are non-core transactions; however, these types of costs may occur in future periods.

Equinix also presents funds from operations ("FFO") and adjusted funds from operations ("AFFO"), both commonly used in the REIT industry, as supplemental performance measures. Additionally, Equinix presents AFFO per share, which is also commonly used in the REIT industry. AFFO per share offers investors and industry analysts a perspective of Equinix's underlying operating performance when compared to other REIT companies. FFO is calculated in accordance with the definition established by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO represents net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items. AFFO represents FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, restructuring charges, impairment charges, transaction costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss on debt extinguishment, an income tax expense adjustment, recurring capital expenditures, net income or loss from discontinued operations, net of tax and adjustments from FFO to AFFO for unconsolidated joint ventures' and non-controlling interests' share of these items. Equinix excludes depreciation expense, amortization expense, accretion, stock-based compensation, restructuring charges, impairment charges and transaction costs for the same reasons that they are excluded from the other non-GAAP financial measures mentioned above.

Equinix includes an adjustment for revenues from installation fees, since installation fees are deferred and recognized ratably over the period of contract term, although the fees are generally paid in a lump sum upon installation. Equinix includes an adjustment for straight-line rent expense on its operating leases, since the total minimum lease payments are recognized ratably over the lease term, although the lease payments generally increase over the lease term. Equinix also includes an adjustment to contract costs incurred to obtain contracts, since contract costs are capitalized and amortized over the estimated period of benefit on a straight-line basis, although costs of obtaining contracts are generally incurred and paid during the period of obtaining the contracts. The adjustments for installation revenues, straight-line rent expense and contract costs are intended to isolate the cash activity included within the straight-lined or amortized results in the consolidated statement of operations. Equinix excludes the amortization of deferred financing costs and debt discounts and premiums as these expenses relate to the initial costs incurred in connection with its debt financings that have no current or future cash obligations. Equinix excludes gain or loss on debt extinguishment since it represents a cost that is not a good indicator of Equinix's current or future operating performance. Equinix includes an income tax expense adjustment, which represents the non-cash tax impact due to changes in valuation allowances and uncertain tax positions that do not relate to the current period's operations. Equinix excludes recurring capital expenditures, which represent expenditures to extend the useful life of its IBX and xScale data centers or other assets that are required to support current revenues. Equinix also excludes net income or loss from discontinued operations, net of tax, which represents results that are not a good indicator of our current or future operating performance.

Equinix presents constant currency results of operations, which is a non-GAAP financial measure and is not meant to be considered in isolation or as an alternative to GAAP results of operations. However, Equinix has presented this non-GAAP financial measure to provide investors with an additional tool to evaluate its operating results without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of Equinix's business performance. To present this information, Equinix's current and comparative prior period revenues and certain operating expenses from entities with functional currencies other than the U.S. dollar are converted into U.S. dollars at a consistent exchange rate for purposes of each result being compared.

Non-GAAP financial measures are not a substitute for financial information prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation, but should be considered together with the most directly comparable GAAP financial measures and the reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures. Equinix presents such non-GAAP financial measures to provide investors with an additional tool to evaluate its operating results in a manner that focuses on what management believes to be its core, ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provides consistency and comparability with past reports and provides a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.

Investors should note that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as those of other companies. Investors should, therefore, exercise caution when comparing non-GAAP financial measures used by us to similarly titled non-GAAP financial measures of other companies. Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income or loss from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how they were calculated for the periods presented within this press release.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, risks to our business and operating results related to the ongoing COVID-19 pandemic; the current inflationary environment; increased costs to procure power and the general volatility in the global energy market; the challenges of acquiring, operating and constructing IBX and xScale data centers and developing, deploying and delivering Equinix products and solutions; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenues from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; risks related to our taxation as a REIT and other risks described from time to time in Equinix filings with the Securities and Exchange Commission. In particular, see recent and upcoming Equinix quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

EQUINIX, INC. Condensed Consolidated Statements of Operations (in thousands, except per share data) (unaudited)

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Recurring revenues	$ 1,642,324	$ 1,603,474	$ 1,510,933
Non-recurring revenues	92,123	102,904	85,131
Revenues	1,734,447	1,706,378	1,596,064
Cost of revenues	915,875	910,435	811,217
Gross profit	818,572	795,943	784,847
Operating expenses:
Sales and marketing	192,511	189,798	182,827
General and administrative	352,687	343,711	301,456
Transaction costs	4,240	9,405	1,182
Loss on asset sales	1,818	3,304	1,720
Total operating expenses	551,256	546,218	487,185
Income from operations	267,316	249,725	297,662
Interest and other income (expense):
Interest income	2,106	1,130	729
Interest expense	(79,965)	(80,227)	(89,681)
Other expense	(9,549)	(5,802)	(6,950)
Gain (loss) on debt extinguishment	529	214	(13,058)
Total interest and other, net	(86,879)	(84,685)	(108,960)
Income before income taxes	180,437	165,040	188,702
Income tax expense	(32,744)	(41,899)	(32,628)
Net income	147,693	123,141	156,074
Net (income) loss attributable to non-controlling interests	(240)	133	288
Net income attributable to Equinix	$ 147,453	$ 123,274	$ 156,362
Net income per share attributable to Equinix:
Basic net income per share	$ 1.62	$ 1.37	$ 1.75
Diluted net income per share	$ 1.62	$ 1.36	$ 1.74
Shares used in computing basic net income per share	90,771	90,240	89,330
Shares used in computing diluted net income per share	91,162	90,752	89,842

EQUINIX, INC. Condensed Consolidated Statements of Comprehensive Income (in thousands) (unaudited)

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Net income	$ 147,693	$ 123,141	$ 156,074
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment ("CTA") loss	(122,534)	(115,278)	(295,146)
Net investment hedge CTA gain	91,358	62,763	170,175
Unrealized gain on cash flow hedges	64,037	8,514	29,478
Net actuarial gain (loss) on defined benefit plans	(21)	16	12
Total other comprehensive income (loss), net of tax	32,840	(43,985)	(95,481)
Comprehensive income, net of tax	180,533	79,156	60,593
Net (income) loss attributable to non-controlling interests	(240)	133	288
Other comprehensive (income) attributable to non-controlling interests	(3)	(5)	1
Comprehensive income attributable to Equinix	$ 180,290	$ 79,284	$ 60,882

EQUINIX, INC. Condensed Consolidated Balance Sheets (in thousands) (unaudited)

	March 31, 2022	December 31, 2021
Assets
Cash and cash equivalents	$ 1,695,305	$ 1,536,358
Accounts receivable, net	780,404	681,809
Other current assets	471,894	462,739
Assets held for sale	115,193	276,195
Total current assets	3,062,796	2,957,101
Property, plant and equipment, net	15,512,991	15,445,775
Operating lease right-of-use assets	1,234,257	1,282,418
Goodwill	5,316,079	5,372,071
Intangible assets, net	1,877,541	1,935,267
Other assets	1,019,569	926,066
Total assets	$ 28,023,233	$ 27,918,698
Liabilities and Stockholders' Equity
Accounts payable and accrued expenses	$ 811,157	$ 879,144
Accrued property, plant and equipment	236,608	187,334
Current portion of operating lease liabilities	146,239	144,029
Current portion of finance lease liabilities	148,411	147,841
Current portion of mortgage and loans payable	31,993	33,087
Other current liabilities	232,606	214,519
Total current liabilities	1,607,014	1,605,954
Operating lease liabilities, less current portion	1,060,078	1,107,180
Finance lease liabilities, less current portion	2,027,228	1,989,668
Mortgage and loans payable, less current portion	691,523	586,577
Senior notes, less current portion	10,953,832	10,984,144
Other liabilities	740,748	763,411
Total liabilities	17,080,423	17,036,934
Common stock	91	91
Additional paid-in capital	16,145,424	15,984,597
Treasury stock	(107,949)	(112,208)
Accumulated dividends	(6,449,713)	(6,165,140)
Accumulated other comprehensive loss	(1,052,914)	(1,085,751)
Retained earnings	2,407,946	2,260,493
Total Equinix stockholders' equity	10,942,885	10,882,082
Non-controlling interests	(75)	(318)
Total stockholders' equity	10,942,810	10,881,764
Total liabilities and stockholders' equity	$ 28,023,233	$ 27,918,698

Ending headcount by geographic region is as follows:
Americas headcount	5,110	5,056
EMEA headcount	3,684	3,611
Asia-Pacific headcount	2,330	2,277
Total headcount	11,124	10,944

EQUINIX, INC. Summary of Debt Principal Outstanding (in thousands) (unaudited)

	March 31, 2022	December 31, 2021

Finance lease liabilities	$ 2,175,639	$ 2,137,509

Term loans	655,672	549,343
Mortgage payable and other loans payable	67,844	70,321
Minus: mortgage premium, debt discount and issuance costs, net	(486)	(1,276)
Total mortgage and loans payable principal	723,030	618,388

Senior notes	10,953,832	10,984,144
Plus: debt discount and issuance costs	113,758	117,986
Total senior notes principal	11,067,590	11,102,130

Total debt principal outstanding	$ 13,966,259	$ 13,858,027

EQUINIX, INC. Condensed Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021

Cash flows from operating activities:
Net income	$ 147,693	$ 123,141	$ 156,074
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	436,386	428,764	394,318
Stock-based compensation	89,952	96,379	78,350
Amortization of debt issuance costs and debt discounts and premiums	4,204	4,375	3,940
(Gain) loss on debt extinguishment	(529)	(214)	13,058
Loss on asset sales	1,818	3,304	1,720
Other items	6,050	6,089	11,182
Changes in operating assets and liabilities:
Accounts receivable	(100,727)	109,440	(17,620)
Income taxes, net	13,881	27,598	(10,274)
Accounts payable and accrued expenses	(75,980)	54,628	(76,362)
Operating lease right-of-use assets	35,400	37,862	40,924
Operating lease liabilities	(31,740)	(39,782)	(36,563)
Other assets and liabilities	54,715	40,521	(167,589)
Net cash provided by operating activities	581,123	892,105	391,158
Cash flows from investing activities:
Purchases, sales and maturities of investments, net	(38,558)	(30,394)	(18,349)
Real estate acquisitions	(3,074)	(6,988)	(53,737)
Purchases of other property, plant and equipment	(412,518)	(817,405)	(563,598)
Proceeds from asset sales	195,391	34,091	—
Net cash used in investing activities	(258,759)	(820,696)	(635,684)
Cash flows from financing activities:
Proceeds from employee equity awards	43,876	—	40,034
Payment of dividend distributions	(289,669)	(259,455)	(263,039)
Proceeds from public offering of common stock, net of offering costs	—	398,271	—
Proceeds from mortgage and loans payable	676,850	—	—
Proceeds from senior notes, net of debt discounts	—	—	1,290,752
Repayment of finance lease liabilities	(40,773)	(35,410)	(32,584)
Repayment of mortgage and loans payable	(551,833)	(10,584)	(20,186)
Repayment of senior notes	—	—	(590,650)
Debt extinguishment costs	—	—	(8,521)
Debt issuance costs	(7,366)	—	(3,152)
Net cash provided by (used in) financing activities	(168,915)	92,822	412,654
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	4,593	(6,335)	(22,019)
Net increase in cash, cash equivalents and restricted cash	158,042	157,896	146,109
Cash, cash equivalents and restricted cash at beginning of period	1,549,454	1,391,558	1,625,695
Cash, cash equivalents and restricted cash at end of period	$ 1,707,496	$ 1,549,454	$ 1,771,804
Supplemental cash flow information:
Cash paid for taxes	$ 20,150	$ 16,019	$ 49,970
Cash paid for interest	$ 104,051	$ 110,282	$ 101,055

Free cash flow (negative free cash flow) (1)	$ 360,922	$ 101,803	$ (226,177)

Adjusted free cash flow (negative adjusted free cash flow) (2)	$ 363,996	$ 108,791	$ (172,440)

(1)

We define free cash flow (negative free cash flow) as net cash provided by operating activities plus net cash provided by (used in) investing activities (excluding the net purchases, sales and maturities of investments)
as presented below:

Net cash provided by operating activities as presented above	$ 581,123	$ 892,105	$ 391,158
Net cash used in investing activities as presented above	(258,759)	(820,696)	(635,684)
Purchases, sales and maturities of investments, net	38,558	30,394	18,349
Free cash flow (negative free cash flow)	$ 360,922	$ 101,803	$ (226,177)

(2)

We define adjusted free cash flow (negative adjusted free cash flow) as free cash flow (negative free cash flow)
as defined above, excluding any real estate and business acquisitions, net of cash and restricted cash acquired as presented below:

Free cash flow (negative free cash flow) as defined above	$ 360,922	$ 101,803	$ (226,177)
Less real estate acquisitions	3,074	6,988	53,737
Adjusted free cash flow (negative adjusted free cash flow)	$ 363,996	$ 108,791	$ (172,440)

EQUINIX, INC. Non-GAAP Measures and Other Supplemental Data (in thousands) (unaudited)

		Three Months Ended
		March 31, 2022	December 31, 2021	March 31, 2021
	Recurring revenues	$ 1,642,324	$ 1,603,474	$ 1,510,933
	Non-recurring revenues	92,123	102,904	85,131
	Revenues (1)	1,734,447	1,706,378	1,596,064

	Cash cost of revenues (2)	583,703	577,991	510,810
	Cash gross profit (3)	1,150,744	1,128,387	1,085,254

	Cash operating expenses (4)(7):
	Cash sales and marketing expenses (5)	124,706	121,637	113,053
	Cash general and administrative expenses (6)	226,326	219,173	198,969
	Total cash operating expenses (4)(7)	351,032	340,810	312,022

	Adjusted EBITDA (8)	$ 799,712	$ 787,577	$ 773,232

	Cash gross margins (9)	66%	66%	68%

	Adjusted EBITDA margins(10)	46%	46%	48%

	Adjusted EBITDA flow-through rate (11)	43%	4%	194%

	FFO (12)	$ 432,644	$ 406,880	$ 417,263

	AFFO (13)(14)	$ 652,632	$ 564,194	$ 626,828

	Basic FFO per share (15)	$ 4.77	$ 4.51	$ 4.67

	Diluted FFO per share (15)	$ 4.75	$ 4.48	$ 4.64

	Basic AFFO per share (15)	$ 7.19	$ 6.25	$ 7.02

	Diluted AFFO per share (15)	$ 7.16	$ 6.22	$ 6.98

(1)	The geographic split of our revenues on a services basis is presented below:

	Americas Revenues:

	Colocation	$ 522,171	$ 512,424	$ 487,459
	Interconnection	181,103	177,661	164,887
	Managed infrastructure	49,222	46,045	38,485
	Other	5,134	5,184	2,038
	Recurring revenues	757,630	741,314	692,869
	Non-recurring revenues	42,791	40,801	33,071
	Revenues	$ 800,421	$ 782,115	$ 725,940

	EMEA Revenues:

	Colocation	$ 414,569	$ 410,457	$ 388,275
	Interconnection	68,140	66,821	61,650
	Managed infrastructure	30,990	30,205	32,111
	Other	6,414	5,259	5,046
	Recurring revenues	520,113	512,742	487,082
	Non-recurring revenues	30,367	40,601	31,635
	Revenues	$ 550,480	$ 553,343	$ 518,717

	Asia-Pacific Revenues:

	Colocation	$ 282,615	$ 268,908	$ 254,558
	Interconnection	59,987	58,418	53,182
	Managed infrastructure	20,642	20,928	22,749
	Other	1,337	1,164	493
	Recurring revenues	364,581	349,418	330,982
	Non-recurring revenues	18,965	21,502	20,425
	Revenues	$ 383,546	$ 370,920	$ 351,407

	Worldwide Revenues:

	Colocation	$ 1,219,355	$ 1,191,789	$ 1,130,292
	Interconnection	309,230	302,900	279,719
	Managed infrastructure	100,854	97,178	93,345
	Other	12,885	11,607	7,577
	Recurring revenues	1,642,324	1,603,474	1,510,933
	Non-recurring revenues	92,123	102,904	85,131
	Revenues	$ 1,734,447	$ 1,706,378	$ 1,596,064

(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$ 915,875	$ 910,435	$ 811,217
	Depreciation, amortization and accretion expense	(321,729)	(322,194)	(291,940)
	Stock-based compensation expense	(10,443)	(10,250)	(8,467)
	Cash cost of revenues	$ 583,703	$ 577,991	$ 510,810

	The geographic split of our cash cost of revenues is presented below:

	Americas cash cost of revenues	$ 239,403	$ 244,245	$ 193,460
	EMEA cash cost of revenues	202,848	208,569	199,183
	Asia-Pacific cash cost of revenues	141,452	125,177	118,167
	Cash cost of revenues	$ 583,703	$ 577,991	$ 510,810

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)

We define cash operating expense as selling, general, and administrative expense less depreciation, amortization, and stock-based compensation. We also refer to cash operating expense as cash selling, general and administrative expense or "cash SG&A".

	Selling, general, and administrative expense	$ 545,198	$ 533,509	$ 484,283
	Depreciation and amortization expense	(114,657)	(106,570)	(102,378)
	Stock-based compensation expense	(79,509)	(86,129)	(69,883)
	Cash operating expense	$ 351,032	$ 340,810	$ 312,022

(5)	We define cash sales and marketing expense as sales and marketing expense less depreciation, amortization and stock-based compensation as presented below:

	Sales and marketing expense	$ 192,511	$ 189,798	$ 182,827
	Depreciation and amortization expense	(47,621)	(48,064)	(52,071)
	Stock-based compensation expense	(20,184)	(20,097)	(17,703)
	Cash sales and marketing expense	$ 124,706	$ 121,637	$ 113,053

(6)	We define cash general and administrative expense as general and administrative expense less depreciation, amortization and stock-based compensation as presented below:

	General and administrative expense	$ 352,687	$ 343,711	$ 301,456
	Depreciation and amortization expense	(67,036)	(58,506)	(50,307)
	Stock-based compensation expense	(59,325)	(66,032)	(52,180)
	Cash general and administrative expense	$ 226,326	$ 219,173	$ 198,969

(7)	The geographic split of our cash operating expense, or cash SG&A, as defined above, is presented below:

	Americas cash SG&A	$ 204,463	$ 203,594	$ 187,988
	EMEA cash SG&A	87,287	85,083	75,971
	Asia-Pacific cash SG&A	59,282	52,133	48,063
	Cash SG&A	$ 351,032	$ 340,810	$ 312,022

(8)

We define adjusted EBITDA as income from operations excluding depreciation, amortization, accretion, stock-based compensation, restructuring charges, impairment charges, transaction costs and gain or loss on asset sales as presented below:

	Income from operations	$ 267,316	$ 249,725	$ 297,662
	Depreciation, amortization and accretion expense	436,386	428,764	394,318
	Stock-based compensation expense	89,952	96,379	78,350
	Transaction costs	4,240	9,405	1,182
	Loss on asset sales	1,818	3,304	1,720
	Adjusted EBITDA	$ 799,712	$ 787,577	$ 773,232

	The geographic split of our adjusted EBITDA is presented below:

	Americas income from operations	$ 58,523	$ 29,550	$ 81,565
	Americas depreciation, amortization and accretion expense	230,086	221,814	202,706
	Americas stock-based compensation expense	63,917	71,652	58,262
	Americas transaction costs	2,991	6,372	239
	Americas loss on asset sales	1,038	4,888	1,720
	Americas adjusted EBITDA	$ 356,555	$ 334,276	$ 344,492

	EMEA income from operations	$ 128,208	$ 126,521	$ 119,785
	EMEA depreciation, amortization and accretion expense	114,866	116,813	111,213
	EMEA stock-based compensation expense	16,112	15,312	12,130
	EMEA transaction costs	1,157	2,629	435
	EMEA (gain) loss on asset sales	2	(1,584)	—
	EMEA adjusted EBITDA	$ 260,345	$ 259,691	$ 243,563

	Asia-Pacific income from operations	$ 80,585	$ 93,654	$ 96,312
	Asia-Pacific depreciation, amortization and accretion expense	91,434	90,137	80,399
	Asia-Pacific stock-based compensation expense	9,923	9,415	7,958
	Asia-Pacific transaction costs	92	404	508
	Asia-Pacific loss on asset sales	778	—	—
	Asia-Pacific adjusted EBITDA	$ 182,812	$ 193,610	$ 185,177

(9)	We define cash gross margins as cash gross profit divided by revenues.

	Our cash gross margins by geographic region is presented below:

	Americas cash gross margins	70%	69%	73%
	EMEA cash gross margins	63%	62%	62%
	Asia-Pacific cash gross margins	63%	66%	66%

(10)	We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

	Americas adjusted EBITDA margins	45%	43%	47%
	EMEA adjusted EBITDA margins	47%	47%	47%
	Asia-Pacific adjusted EBITDA margins	48%	52%	53%

(11)	We define adjusted EBITDA flow-through rate as incremental adjusted EBITDA growth divided by incremental revenue growth as follows:

	Adjusted EBITDA - current period	$ 799,712	$ 787,577	$ 773,232
	Less adjusted EBITDA - prior period	(787,577)	(786,298)	(711,402)
	Adjusted EBITDA growth	$ 12,135	$ 1,279	$ 61,830

	Revenues - current period	$ 1,734,447	$ 1,706,378	$ 1,596,064
	Less revenues - prior period	(1,706,378)	(1,675,176)	(1,564,115)
	Revenue growth	$ 28,069	$ 31,202	$ 31,949

	Adjusted EBITDA flow-through rate	43%	4%	194%

(12)

FFO is defined as net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items.

	Net income	$ 147,693	$ 123,141	$ 156,074
	Net (income) loss attributable to non-controlling interests	(240)	133	288
	Net income attributable to Equinix	147,453	123,274	156,362
	Adjustments:
	Real estate depreciation	280,196	277,031	256,644
	Loss on disposition of real estate property	2,845	4,693	3,130
	Adjustments for FFO from unconsolidated joint ventures	2,150	1,882	1,127
	FFO attributable to common shareholders	$ 432,644	$ 406,880	$ 417,263

(13)

AFFO is defined as FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, restructuring charges, impairment charges, transaction costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss on debt extinguishment, an income tax expense adjustment, net income or loss from discontinued operations, net of tax, recurring capital expenditures and adjustments from FFO to AFFO for unconsolidated joint ventures' and non-controlling interests' share of these items.

	FFO attributable to common shareholders	$ 432,644	$ 406,880	$ 417,263
	Adjustments:
	Installation revenue adjustment	845	5,767	3,912
	Straight-line rent expense adjustment	3,660	(1,920)	4,361
	Amortization of deferred financing costs and debt discounts and premiums	4,204	4,375	3,923
	Contract cost adjustment	(14,939)	(19,753)	(14,011)
	Stock-based compensation expense	89,952	96,379	78,350
	Non-real estate depreciation expense	105,575	99,014	84,978
	Amortization expense	49,569	50,056	53,395
	Accretion expense (adjustment)	1,046	2,663	(699)
	Recurring capital expenditures	(23,881)	(85,693)	(20,330)
	(Gain) loss on debt extinguishment	(529)	(214)	13,058
	Transaction costs	4,240	9,405	1,182
	Impairment charges (1)	—	(465)	—
	Income tax expense (benefit) adjustment (1)	(323)	(3,086)	765
	Adjustments for AFFO from unconsolidated joint ventures	569	786	681
	AFFO attributable to common shareholders	$ 652,632	$ 564,194	$ 626,828

1. Impairment charges for 2021 relate to the impairment of an indemnification asset in Q2 2021 resulting from the settlement of a pre-acquisition uncertain tax position, which was recorded as Other Income (Expense) on the
    Condensed Consolidated Statements of Operations. This impairment charge was offset by the recognition of tax benefits in the same amount, which was included within the Income tax expense adjustment line on the table above.

(14)	Following is how we reconcile from adjusted EBITDA to AFFO:

	Adjusted EBITDA	$ 799,712	$ 787,577	$ 773,232
	Adjustments:
	Interest expense, net of interest income	(77,859)	(79,097)	(88,952)
	Amortization of deferred financing costs and debt discounts and premiums	4,204	4,375	3,923
	Income tax expense	(32,744)	(41,899)	(32,628)
	Income tax expense (benefit) adjustment (1)	(323)	(3,086)	765
	Straight-line rent expense adjustment	3,660	(1,920)	4,361
	Contract cost adjustment	(14,939)	(19,753)	(14,011)
	Installation revenue adjustment	845	5,767	3,912
	Recurring capital expenditures	(23,881)	(85,693)	(20,330)
	Other expense	(9,549)	(5,802)	(6,950)
	Loss on disposition of real estate property	2,845	4,693	3,130
	Adjustments for unconsolidated JVs' and non-controlling interests	2,479	2,801	2,096
	Adjustments for impairment charges (1)	—	(465)	—
	Adjustment for loss on sale of assets	(1,818)	(3,304)	(1,720)
	AFFO attributable to common shareholders	$ 652,632	$ 564,194	$ 626,828

1. Impairment charges for 2021 relate to the impairment of an indemnification asset in Q2 2021 resulting from the settlement of a pre-acquisition uncertain tax position, which was recorded as Other Income (Expense) on the
    Condensed Consolidated Statements of Operations. This impairment charge was offset by the recognition of tax benefits in the same amount, which was included within the Income tax expense adjustment line on the table above.

(15)	The shares used in the computation of basic and diluted FFO and AFFO per share attributable to Equinix is presented below:

	Shares used in computing basic net income per share, FFO per share and AFFO per share	90,771	90,240	89,330
	Effect of dilutive securities:
	Employee equity awards	391	512	512
	Shares used in computing diluted net income per share, FFO per share and AFFO per share	91,162	90,752	89,842

	Basic FFO per share	$ 4.77	$ 4.51	$ 4.67
	Diluted FFO per share	$ 4.75	$ 4.48	$ 4.64

	Basic AFFO per share	$ 7.19	$ 6.25	$ 7.02
	Diluted AFFO per share	$ 7.16	$ 6.22	$ 6.98

CONTACT: Equinix Investor Relations Contacts: invest@equinix.com; Equinix Media Contacts: press@equinix.com